Exhibit 10.39

AGREEMENT

THIS AGREEMENT between Killington, Ltd. (“Killington”), a Vermont corporation with its principal place of business in Sherburne, Vermont, and Farm and Wilderness Foundation, Inc. (“F&W”), a Vermont non-profit corporation duly qualified under Internal Revenue Code Sec. 501(c)(3), with its principal place of business in Plymouth, Vermont, is entered into this 18th day of August 1997.

I.            Recitals.

1.            Killington needs additional water-storage capacity for its snowmaking operations at the Killington ski resort (“Resort”) in Sherburne, Vermont.

2.            F&W created water-storage capacity on real estate it owns in the Town of Plymouth by virtue of the installation and maintenance of its dam at Woodward Reservoir (the “Reservoir”).  F&W’s real-property rights are more particularly described in Schedule A attached hereto and incorporated herein by reference (the “Premises”).

3.            The Reservoir is located close enough to Killington that it would be practical for Killington to utilize the water in its snowmaking operation.

4.            The parties have consulted with the Agency of Natural Resources of the State of Vermont (“ANR”) and have been advised that a plan to convey water from F&W’s property to the Resort for purposes of snowmaking is a feasible and appropriate means to increase the water capacity for snowmaking at the Resort, subject to full regulatory review and approval.

5.            The parties are entering into this Agreement to authorize Killington to utilize the dam at the Reservoir and/or to construct a diversion structure and related improvements, and to convey water across the Premises, and to set forth the terms and conditions upon which F&W will allow Killington to exercise such rights.  Killington’s plan to divert water from and convey water across the Premises, and thence to convey water to lands owned or leased by Killington, for purposes of snowmaking at the Resort, is hereinafter called the “Project.”

6.             The parties intend that this Agreement shall only be effective upon the approval by the Vermont Legislature of the “Land Exchange” described in a Memorandum of Understanding among the parties and the Vermont Agency of Natural Resources dated July 2, 1996.

II.            Covenants.

NOW THEREFORE IN CONSIDERATION of the mutual covenants contained herein, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties covenant and agree as follows:

1.             Access for Testing, etc.  F&W hereby authorizes Killington to enter on the Premises for purposes of:

A.            Conducting such tests and studies as Killington determines reasonably necessary to assess the storage capacity created by F&W’s dam;

B.            Inspecting, testing and analyzing site conditions associated with the Project; and

C.            Performing such further studies, analyses and evaluations as may be required to develop engineering plans for the Project.

Notwithstanding the foregoing, Killington shall not have any right to conduct a test that would create an adverse impact on the operation of F&W’s camps or related uses.  This right of testing shall cease upon completion of construction of the Project, except as strictly necessary under applicable regulatory permits or with the prior, written consent of F&W.  Testing as strictly necessary in connection with maintenance of improvements on the Premises may be conducted if prior written notice is sent to F&W at least 15 days before commencement of such tests.

2.             Project Development.  Following its engineering and planning analysis of alternative methods, and in consultation with F&W, Killington shall propose a project design for F&W’s approval, which shall not unreasonably be delayed or withheld.  Killington and F&W shall utilize the methodology and basic principles set forth in Sections 5 and 6 below in developing and approving the Project design.

3.             Restore Premises.  Killington shall not conduct any tests that involve excavation of earth, destruction of vegetation or any alteration of the landscape without at least 48 hours prior notice to F&W, and Killington shall promptly return the property as nearly as possible to its prior condition after completion of such tests.  In the event that such testing would involve the cutting of any trees on the Premises, or cause other changes to the landscape that cannot be fully restored upon completion of the tests, Killington shall consult with F&W prior to conducting such tests so the parties can explore ways to minimize or mitigate the anticipated changes to the landscape, and shall only proceed with such tests after written approval of F&W.

4.             Furnish Documents.  Killington shall furnish to F&W, upon F&W’s written request, complete copies of all results of such testing, or any other technical studies of any kind commissioned by or furnished to Killington relating in any way to the Premises;  provided such materials and data shall remain the exclusive property of Killington and may not be used or disseminated without Killington’s prior written consent. Notwithstanding the foregoing, such materials may be shared with F&W’s consultants for all purposes related to the Project.  Any materials that are filed with a regulatory body as part of an application for approval or a permit, or which otherwise become subject to disclosure pursuant to Vermont’s Public Record Act, 1 V.S.A. Sec. 315 et seq., shall be released from this confidentiality commitment.

Determining Project’s Use of F&W’s Premises

5.             F&W Approval.  No application for any regulatory approvals or permits associated with the Project shall be made by Killington until F&W has provided written approval of the proposed plan for use of the Premises in connection with the Project (the “Project Plans”).  F&W shall not unreasonably withhold or delay its approval of the Project Plans so long as the Project Plans satisfy the following Basic Principles.

6.             Basic Principles.  In developing the methodology for water withdrawal from the Premises the parties agree on, and Killington shall apply, the following basic principles (“Basic Principles”):

A.  Killington needs the water for snowmaking.  F&W needs the water primarily for its summer camp season.  In order to assure that the Reservoir will be fully recharged from winter drawdowns in time to operate the summer camps and provide reasonable boating and swimming access for camp owners, Killington shall not withdraw any water from the reservoir after March 15 of each year.  Notwithstanding the foregoing, F&W may require Killington to cease water withdrawals up to 15 days earlier in a specific year if, as a result of unusually low precipitation or other factors, a Vermont-licensed professional engineer with experience in water management certifies to F&W that cessation of withdrawals at an earlier date (on or after March 1) is reasonably necessary to assure that the water level will be at elevation 1,345.5 feet mean sea level by June 1 of that year.  The parties by agreement may elect to allow withdrawals by Killington after March 15 in any given, year at F&W’s sole discretion.

B.   A drawdown methodology must be developed which assures to the extent reasonably possible that there will be no material negative effect upon fish and fish spawning beyond impacts generated by historic water draw down levels at the Reservoir, if any.

C.   No water drawn by Killington shall be used for any purpose other than snowmaking.  In the event that a pipeline is constructed, however, it shall be designed to allow reasonable access by firefighters for drawing water to combat fires.

D.  It is anticipated that the Project Plans will enable a more precise description of the Premises leased hereunder as provided in Section 16 hereof.  Therefore, after completion of the Project Plans and issuance of all necessary regulatory approvals and permits, that portion of the Premises leased hereunder shall be clearly defined and described on a Survey prepared at Killington’s sole expense by a Vermont-licensed surveyor reasonably satisfactory to both parties (the “Leased Premises.”)

E.   F&W shall retain all beneficial use of the Premises except to the extent otherwise expressly granted to Killington hereunder. Specifically, and without limitation, F&W shall retain the right to use of the Premises for purposes of generating electricity provided such use does not adversely affect, interfere with or disrupt Killington’s use of the Premises for snowmaking purposes.

F.   All construction, maintenance, repairs and operations on the Leased Premises shall be performed in a workmanlike and safe manner, in accordance with all applicable law and regulations.

G.   Killington’s Project Plans shall have no material impact on F&W’s present or anticipated camping program or related uses; shall not cause undue, adverse aesthetic impacts;  and shall be compatible with the natural environment.

Permits and Regulatory Review

7.             Permit Responsibility.  Killington shall be responsible at its sole expense for obtaining any and all permits and regulatory approvals necessary for, or associated with, the Project.

8.             F&W Cooperation. Following approval of Project Plans pursuant to Section 5 hereof, and at Killington’s request, F&W shall execute and deliver, as owner of the Premises, such applications and requests for regulatory approval for use of the Premises described in the Project Plans, and to undertake such other actions as are reasonably necessary in connection with obtaining permits and approvals for the Project.  Nothing herein shall be deemed to require F&W to present testimony at any regulatory hearing, except upon request of the regulatory body. F&W shall not oppose, or seek conditions inconsistent with, the Project Plans in any proceeding relating to such approvals or permits.  Any costs and expenses, including reasonable attorney’s fees, incurred by F&W in connection with activities undertaken at Killington’s request shall be reimbursed by Killington in the manner provided in Section 10.

F&W retains full and unrestricted right to appear or participate as a party in, or to furnish comments in connection with, any regulatory proceeding or review involving the Project; provided, however, that once F&W approves the Project Plans, F&W shall not oppose the Project Plans or seek conditions that are not consistent with the Project Plans.

9.             Copies.  Killington shall promptly furnish to F&W copies of any and all correspondence with, submittals to, or requests and orders from any regulatory body in connection with applications for permits for the Project, to the same extent as an interested party intervenor would be entitled to such copies, whether or not F&W enters a separate appearance or otherwise elects to participate.  In addition, Killington shall promptly furnish to F&W upon written request a full and complete copy of correspondence to and from any regulatory agency relating to the Project to the same extent as an interested party intervenor would be entitled to obtain.  Nothing herein shall be deemed to constitute or require a waiver of attorney-client privilege by Killington.

Payments to F&W

10.           Reimbursement of Costs and Expenses.

Killington shall promptly reimburse F&W all of its reasonable costs and expenses, including attorney’s fees, incurred in connection with the negotiation of this Agreement, and in connection with the testing, planning and regulatory activities described above, up to a maximum limit of $40,000.  F&W shall be paid in full within 30 days after submission of an invoice for such payments, unless Killington requests a more detailed accounting within 15 days of receipt of such invoice, in which case payment shall be due 15 days after receipt of such accounting.  However, if Killington shall contest the reasonableness of the costs and fees, or some other aspect of the accounting, it may demand arbitration in writing within such 15-day period, and such arbitration shall be undertaken as provided in Section 25(M).

11.           Annual Payments.

Killington shall pay F&W for the use of the Leased Premises in connection with the Project and the interests granted pursuant to Section 16 hereof as follows:

A.  Basic Fee.  In Calendar Year 1997, Killington shall make a payment to F&W in the amount of Two-Hundred Thousand Dollars ($200,000.00) (the “Basic Fee”), reduced by one half of the sums paid by Killington to F&W pursuant to Section 10 hereof.  The Basic Fee, after such adjustment, shall be paid by Killington upon execution and delivery of this Agreement. The amount paid by Killington in Calendar Year 1997 shall be refunded, in full but without interest, to Killington upon the occurrence of either of the following two events:

(i)  If Killington, after exercising reasonably diligent efforts, has not obtained all necessary federal, state and local permits and approvals for, and completed construction sufficiently to be able to commence operation of, the Project on or before December 31, 1997; or

(ii)  If the State of Vermont General Assembly does not approve the “Land Exchange” during its 1997 session upon terms and conditions acceptable to Killington.

Killington shall submit a written request for such refund to F&W under sub-section (i) on or before January 15, 1998, or for sub-section (ii) on or before 30 days following the end of the 1997 adjournment of the Vermont General Assembly, or Killington shall be deemed to have waived any claim hereunder.  Such notice shall state with particularity the grounds for demanding refund of the payment.

B.  Adjusted Fee.  On or before February 1, 1998, and each February 1st thereafter during the Term of this Agreement, Killington shall pay to F&W the Adjusted Fee, as hereinafter defined.  The Adjusted Fee shall be due annually on such date during the term hereof regardless of whether during such year Killington is using water diverted from or across land of F&W, unless as of the date payment is due any one or more of the regulatory permits or approvals necessary to operate the facilities and to withdraw water as contemplated by this Agreement has been denied, revoked, lapsed or not reissued, provided Killington has exercised reasonable diligence to maintain or obtain such permit or approval.  The Adjusted Fee for any given year shall be the larger of the following two calculations:

i.              CPI Calculation.  The Basic Fee shall be adjusted only upward using as an index the Consumer Price Index - All Urban Consumers (CPI-U) National Average for all items (1967=100) of the United States Department of Labor Statistics in effect and generally published for the referenced month (the “Price Index”).  If the aforementioned Consumer Price Index shall no longer be published, then another price index generally recognized as authoritative shall be substituted by the parties.  Adjustments using the Price Index shall be made as follows:  The Price Index for the last day of October 1996 shall be deemed the “Base Index.”  For each subsequent year, the “Price Index Ratio” shall be determined by using the Price Index for the last day of October of the Preceding year as the numerator and the Base Index shall be the denominator.  The Basic Fee shall be multiplied by the Price Index Ratio to determine the Adjusted Fee for each year of the term.

For example, if the Base Index were 1.00, and if the Price Index on October 31, 1997 were 1.03, then the Adjusted Fee for 1998 would be determined by multiplying ($200,000.00) x (1.03/1.00) to yield an Adjusted Fee of $206,000.00 for 1998.

ii.   Resort Revenue Calculation.

The Basic Fee shall be adjusted only upward by a factor equal to the percentage increase in Resort Revenue (as hereinafter defined) for Killington’s fiscal year ended July 31, 1997 to its Resort Revenue for the most recently completed fiscal year of Killington as of the date of each adjustment. “Resort Revenue” shall mean all gross revenue, minus any returns and allowances granted to customers, from “Ski and Lodging Operations” at the “Resort.”   Ski and Lodging Operations shall mean the sale of ski tickets, group packages and all other revenue derived from mountain-based operations, plus revenue derived from food, food-service operations, guest lodging facilities from short- and long-term rentals, real-estate management services and all other amenity activities provided by the Resort.  Resort is defined in sub-section (C)(ii) hereafter.  The percentage increase in Resort Revenue shall be calculated based upon Killington’s audited consolidated statements of income, shareholder’s equity and cash flow for such fiscal years, reported by Price Waterhouse LLP, or other independent certified public accountants of recognized national standing, and as included in American Skiing Company’s or affiliate’s Form 10-K filings with the Securities and Exchange Commission.  The calculation of the percentage increase in Killington’s Resort Revenue shall be prepared by Killington’s independent public accountants, provided such accountants are of nationally recognized standing, and a certification (supported by copies of the original annual calculations) as to the percentage increase in Resort Revenue shall be provided to F&W on an annual basis on or before October 31 of each year. In the event that Killington is merged into another entity, or reorganized, or other circumstances change so that the above method is no longer feasible or does not produce an accurate and fair accounting of increases in Resort Revenue, the parties agree to work cooperatively to revise the calculation method accordingly.

C.            The Skier Day Fee.

i.  Beginning in calendar year 1998 and continuing each year during the Term thereafter, an additional fee calculated as set forth below, based on Skier Days, shall be paid by Killington to F&W, if due, on or before June 30 of each such year.  The Additional Fee shall be calculated as follows:

For each Skier Day (including both paid and unpaid Skier Days) after the first one million (1,000,000) Skier Days at the Killington Ski Area in each ski season, Killington shall pay to F&W an addition amount equal to fifty cents ($ .50).  The fifty-cent-per-Skier-Day charge shall increase each year by the same percentage as the increase in the Adjusted Fee as calculated using the methodology set forth in sub-section B. This shall be called the “Skier Day Fee.”

ii.  Killington shall furnish to F&W, on or before June 1 of each year during the term, a summary accounting of Skier Days generated at the Resort during each prior ski season commencing in the fall and completed in the spring, covering a portion of two calendar years.  Such calculations shall be based upon the same methodology for calculating Skier Days as used by Killington for all other purposes, and shall be in accordance with generally accepted practices in the ski resort industry. If requested by F&W, Killington shall grant physical access to all financial and operations records reasonably necessary for the purpose of validating or auditing the annual calculation of skier days.  If F&W does not conduct an audit examination, it shall be entitled to request from an independent auditing firm employed by Killington a special purpose report, at Killington’s sole expense, that provides reasonable assurance that the payments due hereunder have been paid in full and on a timely basis.  The “Resort” shall include the area historically known as the Pico Mountain Ski Area after such time that water diverted from the Reservoir can be used at the Pico Mountain Ski Area.  Before such water is available to Pico Ski Area, the method chosen by Killington to calculate skier days at Killington shall accurately and fairly account for the fact that tickets sold at Pico may also be used at the Killington Ski Area.

D.            Interest.

Except as specifically provided otherwise in this Agreement, in the event that any payment due under this Section or any other Section of this Agreement is not paid on the date specified, time being strictly of the essence, then in addition to any other remedy provided herein or by law, the party who was entitled to such payment shall be entitled to receive interest in the same manner and at the same rate applicable to judgments issued by a Vermont Superior Court.

E.             No Warranty.  Killington’s obligations under this Agreement are not conditional on Killington drawing any, or any given amount of, water, except as provided in Section 14.  Killington acknowledges that F&W has made no guarantees or representations as to the amount of water that Killington might be allowed to draw by the State of Vermont.  Killington further acknowledges that F&W has made no guarantee or representation that any minimum amount of water will be available for snowmaking in any given year.

F.             Disputes.  In the event of a dispute between the parties about the calculation of the Adjusted Fee or the Skier-Day Fee, including but not limited to disputes about the calculations provided by Killington in any given year or about changes in the Resort Revenue methodology to account for corporate mergers or other changed circumstances, either party may demand binding arbitration pursuant to Section 25(M).

12.           Term.  The “Term” of this Agreement shall be fifteen years, and the Agreement shall terminate on December 31, 2012 unless sooner terminated in accordance with the provisions herein set forth.

13.           Renewal Terms.  Killington shall have a right to renew this Agreement for three Renewal Terms, each of twenty-five years.

A.            Notice.  Killington shall give written notice to F&W on or before June 30, 2012 of its intent to renew the Agreement for the First Renewal Term, and shall pay to F&W on or before that date the Renewal Fee (as hereinafter defined).  In the event that Killington fails to give such notice to F&W and to pay the Renewal Fee by such date, it shall be deemed to have waived any and all renewal rights granted hereunder.  With respect to each additional Renewal Term, Killington shall give written notice of its intent to renew the Agreement for an additional Renewal Term to F&W, and shall pay the Renewal Fee, on or before June 30 of the calendar year immediately before the year in which the current Renewal Term expires.

For example, Killington must give such notice and pay the Renewal Fee on or before June 30, 2037 to renew for an additional renewal term after December 31, 2037.

In the event that such notice and fee are not received on or before such date, Killington shall be deemed to have waived any and all renewal rights granted hereunder.  The Renewal Fee shall be the product of Two-Hundred and Fifty Thousand Dollars ($250,000.00) multiplied by the Price Index Ratio to the year of payment in the same manner as set forth in Section 12(B)(1).

For example, if the Base Index were 1.00, and if the Price Index on October 31, 2010 were 1.75, then the Renewal Fee for the First Renewal Term, payable on or before June 31, 2011, would be determined by multiplying ($250,000.00) x (1.75/1.00) to yield a Renewal Fee of $437,500.00.

D.            No further renewal terms.  Nothing herein shall be construed as granting any right of renewal for additional terms after December 31, 2087.

14.           Termination. A. For Reasons Pertaining to Title and Condition of Premises.  Killington may terminate this Agreement and receive a full refund of the Basic Fee, not including interest, at any time on or before December 31, 1997 if it determines that F&W does not have fee simple and absolute title to the Premises, or if there is any fact, circumstance, condition, easement, restriction, encumbrance, violation, covenant or any circumstance respecting the Premises that is unacceptable to Killington. Such termination shall be made by written notice to F&W on or before the December 31, 1997, or this condition shall be deemed waived.  Killington hereby acknowledges that F&W has made no representations as to title or condition of property on which it is relying in entering into this Agreement.  Further, Killington acknowledges that prior to execution of this Agreement, and pursuant to the testing provisions hereof, Killington has now or will have full and complete opportunity to examine the Premises, and accepts use of the same pursuant to this Agreement in “as is” condition.

B.            For Reasons Pertaining to Regulatory Approval.  Killington may terminate this Agreement by giving notice to F&W in writing if it does not before December 31, 1999 obtain all approvals from all applicable governmental authorities, as are necessary for the construction and operation of the Project, containing such terms, provisions and conditions as are acceptable to Killington in its discretion, and all appeal periods with respect thereto have expired.  In the event that Killington exercises this contingency after January 1, 1998, it shall not be entitled to any refund of fees paid hereunder except as provided in Section 11(A).  If this condition is not exercised on or before December 31, 1999, it shall be deemed waived.

C.            For Reasons Pertaining to Material Adverse Impact on the Camps. F&W may terminate this Agreement if the installation or operation of Killington’s Project, or Killington’s exercise of rights or performance of duties hereunder, proximately causes a Material Adverse Impact (as hereinafter defined) on F&W’s camps, as operated by F&W in a manner consistent with operations before the date hereof.  The parties intend that this right of termination shall only be exercisable after provision of written notice by F&W to Killington of such impact, and after an appropriate opportunity to cure taking into consideration the nature and extent of the impact, including such cooperative efforts as the parties may deem appropriate to abate or mitigate such impacts.  This right to terminate shall be exercisable as follows:

i.              Definition.  A Material Adverse Impact on the camps as operated by F&W in a manner consistent with operations before the date hereof shall mean:

(a) An impact that has caused the Reservoir, its tributaries or surface waters downstream to violate on a continuing or regular basis any physical, chemical or biological criterion, or other water-quality standard, specified in the Vermont Water Quality Standards (“WQS”), as now promulgated or as the WQS may hereafter be amended, supplemented or superseded by other statutory or regulatory criteria for Vermont surface waters, whether or not an enforcement action has been initiated to abate or mitigate such violation;  or

(b)           An impact that has in a substantial manner impaired, interfered with or disrupted use on a continuing or regular basis by F&W of the Reservoir for swimming, boating, fishing, aesthetic enjoyment and other purposes associated with its camping or other non-profit operations as of the date hereof; or

(c)           An impact that has in a substantial manner otherwise impaired, interfered with or disrupted the uses associated with F&W’s camping and other non-profit operations on adjoining lands of F&W.

ii.             Intent to Cooperate.

The parties agree that it would generally be in the best interests of both parties if F&W raises any concerns about the installation or operation of Killington’s Project, or about Killington’s exercise of rights or performance of duties hereunder, in an informal manner when such concerns arise during the term of this Agreement.  Such informal communications shall not limit the parties’ obligations to provide formal notices hereunder.  The parties further agree to endeavor in good faith to resolve any such concerns informally and reasonably while continuing to operate under the terms of this Agreement.  However, neither party shall be deemed to have waived any claim under this Agreement by virtue of participating (or not) in any such discussions, or by virtue of the use (or not) of the environmental fund established pursuant to Section 29.

iii.            Environmental Fund.

In the event that F&W gives notice to Killington that F&W believes that a condition may have been caused by installation or operation of

Killington’s Project, or by Killington’s exercise of rights or performance of duties hereunder, which is, or might if unremedied become, a Material Adverse Impact, then Killington shall within 45 days following notice from F&W of such condition, establish the Environmental Fund as provided in Sec. 29 hereof.

iv.            Notice to Cure.

In the event that F&W contends that a Material Adverse Impact has been caused by installation or operation of Killington’s Project, or by Killington’s exercise of rights or performance of duties hereunder, F&W shall not have any right to terminate until it has served Killington with a notice to cure.  F&W shall specify in the notice each and every specific violation, impairment, interference or disruption (“the Problem”) that forms the basis for F&W’s belief that a Material Adverse Impact has been caused by Killington’s installation or operations.  Killington shall have a period of six calendar months after receipt of such notice during which it may propose specific alternative conditions to cure the Problem.  In the event that any cure proposed by Killington does not reasonably satisfy F&W, or in the event that Killington contends that the Problem (considered with or without any proposed cure) does not constitute a Material Adverse Impact caused by the installation or operation of Killington’s Project, or by Killington’s exercise of rights or performance of duties hereunder, then either party may submit to binding arbitration, as provided in Section 25(M), the question of whether F&W is entitled under the standards herein to terminate this Agreement.  The arbitrator shall apply the business-judgment rule in deciding whether F&W’s determination was reasonable under all the circumstances.

15.           Environmental Matters.  Killington agrees to indemnify, defend and hold F&W and its respective officers, employees and agents harmless from any claims, judgments, damages, fines, penalties, costs, liabilities (including sums paid in settlement of claims) and/or loss, including reasonable attorney’s fees and expenses, consultants’ fees and expenses, and experts’ fees and expenses that arise during and/or after the Term in connection with the presence or alleged presence of toxic or hazardous substances on or above the surface of the Premises as a result of Killington’s actions or failure to act, or from the Project, its construction, operation or removal.  F&W shall have no duty or obligation to undertake any action with respect to any matter relating to Killington’s use of the Leased Premises.  To the extent that such toxic or hazardous substances were present before the date hereof (whether or not discovered after the date hereof), or are present as the result of placement or discharge by, or the negligence or misconduct of, F&W or its respective invitees, contractors, officers, employees or agents, or is otherwise the result of F&W’s actions or failure to act, Killington shall have no duty of indemnification hereunder.  Without limitation, indemnification hereunder specifically covers costs incurred in connection with any investigation of site conditions or any cleanup, remedial, removal or restoration work required by any federal, state or local governmental agency or political subdivision because of the presence or suspected presence of asbestos or toxic or hazardous substances on or under the Premises.  The right of indemnification shall include the right by F&W to require Killington to take such actions as are required by any governmental entity with jurisdiction to remove such toxic or hazardous material and/or to take other remedial action reasonably necessary to comply with applicable law. If Killington shall fail to commence to do so within thirty (30) days after F&W’s notice and demand therefor, F&W may take such actions and recover the reasonable costs thereof without waiving any other claim hereunder.  The parties obligations hereunder shall survive the expiration or earlier termination of this Agreement.  If, at any time after the date hereof until the termination date, Killington or F&W receives notice from any person or entity that there is any asbestos and/or any other toxic and/or hazardous material in, and/or under the Premises, such party shall within 21 days thereafter give the other party written notice thereof, setting forth specific information about such material.

16.           Confirmation of Leased Rights.  Upon Killington obtaining all necessary permits and approvals for the Project, the parties shall develop, draft, execute and deliver such instruments as may be reasonably required in accordance with best practices for real estate conveyancing in the State of Vermont in order to accurately establish the precise nature, scope and location of the Leased Premises, as reflected in the Project Plans.  Such lease instruments and the Survey prepared pursuant to Sec. 6(D) hereof shall be recorded in the land records of the Town of Plymouth.  Whether or not such instruments and Survey are executed, delivered and recorded, this Agreement shall none-the-less constitute a lease of such portion of the Premises as is strictly necessary to construct, own and operate the Project in accordance with the Project Plans, and may be recorded to evidence of record the commitments made hereunder.

17.           Insurance.   From and after the date Killington commences construction at the Leased Premises, Killington agrees to carry Commercial

General Liability and Premises Liability insurance (which may be provided during construction through builder’s risk insurance) on the Leased Premises, (specifically including the Reservoir dam in the event the Project Plans include any improvements, piping or pumping in, at or around the dam, but excluding downstream liability coverage), during the balance of the Term hereof covering both Killington and F&W as their interest may appear, with companies reasonably satisfactory to F&W and giving F&W and Killington a minimum of thirty (30) days written notice by the insurance company prior to cancellation, termination or change in such insurance. Such insurance shall be for limits of not less than Three Million Dollars ($3,000,000.00) combined Bodily Injury and Property Damage Liability.  Any insurance required of Killington under this Section 17 may be effected by a blanket or multi-peril or all-risk policy or policies issued to Killington or to any person or entity with which Killington is affiliated, and covering the Leased Premises as well as other properties owned by or leased to Killington or persons or entities affiliated with Killington.  F&W shall be a named insured on such policy or policies.  Killington shall furnish a certificate of insurance demonstrating that this required coverage is in effect within five business days of a written request by F&W, time being strictly of the essence.

18.           Damage & Destruction.   In the event the Premises, or any part thereof, including but not limited to the dam at the Reservoir, are hereafter damaged or destroyed as a result of any act, or failure to act, by Killington (including without limitation its employees, contractors, agents, or invitees), Killington shall promptly repair and replace such damage or destruction, and shall defend, hold harmless and indemnify F&W in connection therewith from any third-party claims in the manner set forth in Section 19.  Killington shall also hold-harmless and indemnify F&W from any and all damages to F&W proximately caused thereby.  This Section is expressly applicable to damages to, or destruction of natural resources that exceed any incidental trimming, excavation or related impacts reasonably necessary as a result of construction and operation of the Project in accordance with generally accepted engineering or resource management standards within the State of Vermont.  This Section shall survive termination of this Agreement.

19.           Third-Party Claims.  Killington shall defend, hold harmless and indemnify F&W in full from and against any and all loss, costs, damages, claims and liability resulting from any third-party claims against F&W alleged to arise in any manner connected to Killington’s use of the Leased Premises.  Notwithstanding the foregoing, Killington shall have no duty to hold harmless and indemnify (but Killington shall have a duty to defend) F&W against any claim alleged to arise as a result of willful misconduct on the part of F&W, its agents or employees.  Killington’s duty to indemnify and hold-harmless hereunder may be satisfied by payment in full under any applicable contract of insurance as provided in Section 17, and the defense required hereunder may be satisfied by Killington if an insurance carrier as provided in Section 17 furnishes a professionally competent defense to F&W (without reservation of any rights) under any applicable contract of insurance.  It is understood and agreed by the parties that claims made against F&W, even if covered by this section of the Agreement, could cause increased insurance premiums or even cancellation of insurance coverage of F&W, and therefore nothing herein shall be deemed to grant a cause of action for contribution by Killington or any insurer of Killington against any insurer of F&W, except with respect to any claims not subject to indemnification hereunder.  It is the intention of the parties that this Section be construed in a manner that will relieve F&W and/or its insurers of any costs of any type relating to claims covered hereunder. Notwithstanding any other provision of this Agreement, Killington shall have no obligation to indemnify and hold-harmless F&W from any claim of negligence in which it is adjudicated that damage was proximately caused by negligent maintenance of the Dam (as hereinafter defined);  and Killington shall have no obligation to defend F&W from any claim in which it is alleged that the sole breach of duty that caused damage to the claimant was negligent failure to maintain the Dam.  The “Dam” shall mean the earth-filled dam of the Reservoir, along with the roadway crossing the earth-filled dam, the emergency spillway, drop inlet, low-level outlet and sluice gate.  This Section shall survive termination of this Agreement.

20.           Compliance with Law.  Killington shall comply with all federal, state and municipal laws, statutes, ordinances, orders, rules and/or regulations in connection with Killington’s use and occupancy of the Leased Premises.  Killington shall defend, hold-harmless and indemnify F&W from any and all liabilities or costs arising out of Killington’s failure to comply with any such federal, state or municipal laws, statutes, ordinances, orders, rules and/or regulations in connection with Killington’s use and occupancy of the Leased Premises.

21.           Dam Maintenance, Improvements and Reconstruction.  F&W shall maintain the Dam as necessary to comply with all applicable local, state and federal regulations, and in conformance with reasonable engineering standards.  Killington shall reimburse F&W for all reasonably necessary costs, including but not limited to the professional fees of a Vermont-licensed engineer reasonably acceptable to F&W and to Killington, associated with such maintenance of the Dam.  F&W shall make reasonable efforts to consult in advance with Killington before incurring expenses hereunder, but failure to consult shall not relieve Killington of its obligations to pay such costs provided the costs are reasonable. Reimbursement shall be paid within 30 days after F&W presents Killington with invoices or written statements for such work.  In addition, F&W shall plan, obtain any necessary permits for, and complete any and all capital improvements, or capital reconstruction, reasonably necessary for operation, preservation and maintenance of the Dam.  Killington shall pay that portion of the total reasonable costs of such a capital project calculated by multiplying the total cost by a fraction in which the numerator is the remaining term of this Agreement (including the length of any and all Renewal Terms provided in Section 13) and the denominator is the useful life of the improvements or reconstruction for purposes of amortization according to reasonable accounting practices.

For example, if the remaining term of this Agreement (including the Renewal Terms) were ten years, the useful life of an improvement were thirty years, and the cost of a capital improvement were $10,000, then Killington would be required to pay (10/30) x ($10,000), or $3,333.33. The balance shall be paid by F&W.

Under no circumstances shall Killington be required to pay more than 100 percent of the cost of such a capital project.  In the event of a dispute as to whether an expense is a capital one for which Killington is liable only for a pro-rata share, or in the event of a dispute about the appropriate useful life of a capital project, or in the event of a dispute about the reasonableness of costs, either party may submit the question to binding arbitration in accordance with the procedures set forth in Section 25(M) hereof.  Notwithstanding the foregoing,  Killington shall be responsible for paying all of the costs of repair of any damage caused by, or performance of any capital repairs required as a result of, construction of the Project or related operations.  The parties recognize that they may choose to agree that Killington should assume maintenance responsibilities for the Dam, in which event they will amend this Section and Section 19 accordingly.  Notwithstanding any other provision of this Section, F&W shall not be required to undertake any maintenance or capital construction associated with the roadway over the Dam if such work is generally performed on the roadway by the Town of Plymouth.

22.           Default.  A.  Default by Killinqton.

1.             The occurrence of any of the following shall constitute a default and breach of this Agreement by Killington if not cured or corrected in accordance herewith (herein referred to as a “Default”).  In the event of Default, F&W may terminate this Agreement by giving written notice to Killington.

a.             Any failure by Killington to pay Basic Rent, Adjusted Rent, Skier Day Fees or any other payment required to be made by Killington hereunder within fifteen (15) days after receipt of written notice from F&W that payment thereof has not been made in accordance with the requirements of this Agreement; or

b.             A failure by Killington to observe and perform any other provision of this Agreement to be observed or performed by Killington, where such failure continues for thirty (30) days after receipt of written notice thereof by F&W to Killington, except that this thirty (30) day period shall be extended for a reasonable period of time if the alleged default is not reasonably capable of cure within said thirty (30) day period and Killington commences to cure such default within such period of thirty (30) day period and thereafter diligently and continuously proceeds to cure the default; or

c.             The making by Killington of general assignment for the benefit of creditors (exclusive of assignments in connection with financings), the filing by or against Killington of a petition to have Killington adjudged a bankrupt, or a petition for reorganization or arrangement under any law relating to bankruptcy (unless, in the case of a petition filed against Killington, the same is dismissed within ninety (90) days), the appointment of a trustee or receiver to take possession that is not restored to Killington within ninety (90) days, or the attainment, execution or other judicial seizure that is not discharged within ninety (90) days;  or

d.             The failure by Killington to remedy a violation of a condition of any regulatory permit or applicable law within 30 days after receipt of notice from F&W of such violation with request to cure same, provided that it shall not be deemed a default hereunder if, at the time of such notice or within 30 days thereafter, Killington (a) contests the validity of the violation in a proceeding initiated with the agency or other body with jurisdiction over such permit, (b) has submitted to such agency or other body a fully completed application or motion to modify such condition, or (c) has submitted a plan acceptable to the regulatory agency for curing the violation in due course, or (d) demands arbitration in the manner provided herein as to whether such violation is insubstantial based upon the criteria set forth below.  Notwithstanding any other provision of this Agreement, the costs of such arbitration shall be paid in full by Killington unless the arbitrator finds that the violation is insubstantial or was not known to Killington, in which case the violation shall not be deemed a breach of this Agreement and the parties shall divide the costs of arbitration in equal share.  The parties agree that the standards for determining whether a violation is insubstantial or unknown to Killington are those set forth by the Vermont Supreme Court in Sherburne v. Carpenter, 155 Vt. 126 (1990) as standards for a court to consider when asked to enjoin a regulatory violation;  or

e.             The failure by Killington to satisfy any indemnity obligation hereunder within the strict time limits set forth herein.

2.             In addition to any other remedy available at law or equity, in the event of Default, F&W shall be entitled to obtain without bond a preliminary and/or final injunction to restrain or abate violations, or to specifically enforce, the terms and conditions of this Agreement (and of any instruments recorded hereafter pursuant to Section 16), and F&W further shall be entitled to recover its reasonable attorneys fees in the event F&W prevails in connection with any action to enforce its rights hereunder. Killington covenants and agrees that any violation of the terms of this Agreement, except an agreement to pay money on a specified date, shall be deemed to constitute irreparable harm.  Failure by F&W to assert a claim or pursue a remedy after breach by Killington shall not be deemed a waiver by F&W of any claim arising hereunder.

B.            Default by F&W.  The parties agree that any substantial interruption of the use of the Leased Premises by Killington for snowmaking has the potential to cause damages to Killington that are difficult to liquidate or determine.  In light of the foregoing, the parties covenant and agree that Killington shall have no claim to terminate this Agreement or to sue F&W, its agents, officers or employees for monetary damages arising out of any alleged breach by F&W of this Agreement or of any instruments hereafter recorded pursuant to Section 16 hereof.  However, Killington shall have a right to seek specific performance of any term or condition hereof, without the requirement of posting any bond or security. The parties further agree that any breach of a term or condition by F&W shall be deemed for such purposes to constitute irreparable damages for which there is no adequate remedy at law.  Failure by Killington to assert a claim for specific performance after breach by F&W shall not be deemed a waiver by Killington of any claim for specific performance arising hereunder with respect to that breach, or any other breach (whether similar or dissimilar) occurring simultaneously with or separate from such breach. In the event that Killington alleges that F&W has breached the Covenant of Quiet Enjoyment set forth in Section 26 hereof,  it shall give written notice to F&W of such breach and state specifically therein what actions F&W must take to cure the alleged breach.   If, after such 60-day period, Killington believes that the breach has not been cured, then Killington may give written notice of termination to F&W.  Such notice shall be effective 15 days after receipt unless during such period F&W gives notice in writing to Killington that F&W wishes to submit to arbitration the question of whether the Covenant of Quiet Enjoyment has been breached.  In such event, the Agreement shall not be terminated and the matter shall be submitted to binding arbitration.  The arbitrator shall terminate the Agreement if it is found that the Covenant of Quiet Enjoyment has been breached and that such breach is substantial.  F&W shall pay the costs of such arbitration unless the arbitrator finds that there has been no breach or that the breach is insubstantial, in which event the Agreement shall not be terminated, and the parties shall divide the costs of arbitration in equal share.

23.           Notices Around the Reservoir.  Killington shall post all necessary signs around the Reservoir by November 1st of each year during the term hereof to provide reasonable and effective warning of the dangers of the ice being unsupported by water underneath, and shall obtain all regulatory approvals, if any, necessary for such posting.  Signs shall be removed each year on or before April 30.

24.           Improvements upon Termination.  Upon termination of this Agreement, F&W may require Killington to remove all improvements, if any, constructed on the Leased Premises pursuant to this Agreement, and to restore the Leased Premises as nearly as practicable to their condition before construction, provided only that F&W give Killington written notice of such request no longer than six months after the date of termination. Killington shall be entitled to remove any and all above-ground improvements in the event of termination of this Lease and shall have reasonably appropriate access to the Leased Premises to do so.

25.           Miscellaneous Provisions. A. Condemnation.  In the event that a portion of the Leased Premises are taken by condemnation by public authority, and if such taking impairs the use of the Leased Premises in connection with the Project, and if such impairment cannot reasonably be remedied by Killington, then Killington, at its election, may terminate this Agreement as of the effective date of such taking.  Whether or not this Agreement is terminated by Killington, nothing herein shall be deemed to affect Killington’s right to file a separate claim for compensation from the condemning authority for damages to Killington’s right under this Agreement.

B.            Notices.  Notices and demands required, or permitted, to be sent to those listed hereunder shall be sent by certified mail, return receipt requested, postage prepaid, or by Federal Express or other reputable overnight courier service and shall be deemed to have been given on the date the same is postmarked if sent by certified mail or the day deposited with Federal Express or such other reputable overnight courier service, but shall not be deemed received until one (1) business day following deposit with Federal Express or other reputable overnight courier service or five (5) business days following deposit in the United States Mail, if sent by certified mail to address shown below, or at such other address requested in writing by either party upon thirty (30) days notice to the other party:

If to F&W:

Mr. Len Cadwallader

Secretary of the Corporation and Executive Director

Farm & Wilderness Foundation, Inc.

Plymouth, Vermont

If to Killington:

President

Killington, Ltd.

Sherburne, VT

General Counsel

American Skiing Company

P.O. Box 450

Bethel, Maine 04217

The parties may in writing designate successor officers or new addresses for purposes of notice hereunder.

C.            Remedies Cumulative.  All rights and remedies of F&W and Killington herein created or otherwise extending at law are cumulative, and the exercise of one or more rights or remedies may be exercised and enforced concurrently or consecutively and whenever and as often as deemed desirable.

D.            Binding Effect.  All covenants, promises, conditions, representations and agreements herein contained shall be binding upon, apply and inure to the parties hereto and their respective heirs, executors, administrators, successors and assigns.

E.             No Waiver.  The failure of either F&W or Killington to insist upon strict performance by the other of any of the covenants, conditions, and terms of this Agreement shall not be deemed a waiver of any subsequent breach or default in any of the covenants, conditions and agreements of this Lease.

F.             No Joint Venture.  The parties hereto agree that it is their intention hereby to create only a relationship of landlord and tenant, with limited and specified duties to cooperate together.  Therefore, no provision hereof, or act of either party hereunder, shall ever be construed as creating the relationship of principal and agent, or a partnership, or a joint venture or enterprise between the parties hereto.

G.            Deleted.

H.            Applicable Law and Choice of Forum.  This Agreement shall be governed by the laws of the State of Vermont.  Any litigation arising hereunder shall be prosecuted in a court of competent jurisdiction within the State of Vermont or the United States District of Vermont.

I.            Entire Agreement.  This Agreement contains all of the understandings of the parties hereto with respect to matters covered or mentioned in this Agreement and no prior agreement, letters, representations, warranties, promises, or understandings pertaining to any such matters shall be effective for any such purpose.  This Agreement may be amended or added to only by an agreement in writing signed by the parties hereto or their respective successors in interest.

J.            Preliminary Negotiations; Drafting Presumption.  F&W and Killington acknowledge and agree that neither of them shall be bound by the representations, promises or preliminary negotiations with respect to the Leased Premises made by their respective employees or agents.  It is their intention that neither party be legally bound in any way until this Agreement has been fully executed by both F&W and Killington.  This Agreement has been prepared by F&W, and its professional advisors, and reviewed by Killington and its professional advisors.  F&W, Killington, and their separate advisors believe that this Lease is the product of all of their efforts, that it expresses their agreement, and that it should not be interpreted in favor of either F&W or Killington, or against either F&W or Killington merely because of their efforts in preparing it.

K.           Headings; Gender.  Paragraph headings, numbers and underscoring have been set forth herein for convenience only, do not define or limit the provisions hereof, and have no significance whatsoever.  The order in which the paragraphs appear in this Agreement has no significance whatsoever. Words of gender used in this Lease shall be deemed to include other genders, and singular and plural words shall be deemed to include the other, as the context may require.

L.             Survival.   In the event that the agreement is terminated before the Term has expired, the rights of defense, indemnity, to be held harmless and to restoration specified in Sections 3, 15, 18, 19, 24 and 28 shall survive, as shall any claim that arose under the Agreement before the date of termination.

M.          Arbitration.  In connection with any right of arbitration specifically provided in this agreement, and unless otherwise agreed by the parties in writing, the arbitration shall take place in the City of Rutland, Vermont, and shall be conducted according to the applicable rules of the American Arbitration Association.  If the parties cannot agree on an arbitrator, each party shall select one arbitrator and the two arbitrators so chosen shall choose the third person.  Unless otherwise specified herein, the parties shall jointly bear all costs of arbitration.  All arbitration shall be binding.

N.           Taxes.  Killington shall pay all real and personal property taxes levied against the improvements constructed by Killington on the Leased Premises.  F&W agrees to join in an application requesting the appropriate taxing authority to perform a tax parcel division and create a separate tax number for the improvements, if such a division is available.  If such a division is not available and real estate taxes must continue to be paid in F&W’s own name, then Killington shall contribute Killington’s proportionate share of such taxes based upon the taxes attributable to Killington’s improvements.  F&W shall furnish to Killington in writing its calculation of the taxes due in any current year after the tax bill has been received by F&W, and within 60 cays thereafter Killington shall pay to F&W the proportionate share due from Killington.  F&W shall be responsible for paying the taxing authority, and F&W shall deliver evidence satisfactory to Killington of the method of its calculation and payment of such taxes at least ten days before they would otherwise become delinquent. If F&W fails to provide such evidence of payment, Killington may, at Killington’s option, pay any unpaid taxes then due.  F&W shall immediately reimburse Killington for the amount of F&W’s taxes paid by Killington or, at Killington’s option, Killington may offset the amount of F&W’s taxes paid by Killington against any amounts due or to become due to F&W under this Lease.  In the event of a dispute with respect to the allocation of taxes, either party may submit the matter to binding arbitration. Killington shall have the right at its sole cost and expense to contest by appropriate legal proceedings any tax, assessment, levy or charges which may be levied, assessed, imposed or charged separately against the Leased Premises and/or Killington’s operations and/or directly against Killington’s improvements located in or on the Leased Premises, and which under this Agreement shall be paid by Killington.  Notwithstanding that Killington undertakes such contest, Killington shall not defer or suspend compliance with the obligation hereunder to pay any such taxes pending the outcome of such contest unless by law it is necessary that such payment be suspended to preserve or perfect Killington’s action or is otherwise permissible.  To the extent F&W is required by law to be a party to any such proceeding to execute any document or consent, or where such proceeding may only be brought in the name of F&W, F&W shall so act to enable Killington to enforce its right.

O.            Repairs.  Killington shall be responsible for all maintenance and repairs of the improvements related to the Project, which repairs shall be performed in a workmanlike manner.  Any work performed besides routine maintenance or emergency repairs will require advance notice to F&W of Killington’s actions.  Routine maintenance shall not be conducted at times or in a manner that interferes with F&W’s program or services.  No trees, vegetation or brush shall be cut by Killington without F&W’s prior approval.

P.             Materiality of Terms.  In accepting this Agreement, Killington acknowledges that the Leased Premises are a scenic natural area used for recreational and for conservation purposes, and that the terms and conditions of this Agreement are all material.  Killington further acknowledges that F&W is a non-profit organization concerned about preservation of those outstanding natural, recreational and scenic qualities.  F&W likewise acknowledges the importance of the terms to Killington, and acknowledges that all terms requiring performance by F&W are material.  Therefore, the parties expressly agree that any breach or violation shall be subject to injunctive relief without proof by the other party of any monetary damage, loss or injury to any property interest.

Q.            Authority of Parties.  F&W and Killington hereby represents, warrant and affirm that they have full authority to execute this Agreement. They further represent, warrant and affirm to each other that the Agreement is a binding and enforceable obligation.

R.            Regulatory Notices During Term.  Killington shall promptly furnish to F&W during the term hereof a complete copy of any regulatory notices of violation, administrative orders, or correspondence from any local, state or federal official in which it is asserted that a violation of any applicable law or permit has or may occur on the Premises.

S.             Definition of “Agreement.”  As used herein, the “Agreement” shall be construed, after execution and recording of instruments pursuant to Section 16, as including all such instruments.

T.            Changes in Project.  After approval of the initial Project Plans by F&W, Killington shall make no discernible changes in the Project that would have any likelihood of having any effect upon, or which are visible from the F&W campus, without the prior written consent of F&W.  F&W may withhold its consent to any such proposed changes in its sole discretion. In the event of a dispute between the parties as to whether any particular change requires F&W’s consent, either party may submit the question to binding arbitration.  Killington shall promptly furnish to F&W copies of any and all “change orders” issued by or on behalf of Killington during initial construction of the Project.  To the extent reasonably feasible, such copies shall be given to F&W before the change is implemented.  After completion of the initial construction of the Project, Killington shall give notice in writing to F&W of any and all proposed changes in the Project that Killington contends would not have any likelihood of having any effect upon F&W, or which are not visible from the F&W campus.  Such notice shall be given at least 15 days before the change is implemented. Notwithstanding the foregoing, Killington may without the prior consent of F&W make any changes expressly required by a regulatory agency to comply with applicable law, provided that such changes are also consistent with the Basic Principles.  Killington shall give notice to F&W if it intends to make such changes required by a regulatory agency.  The notice shall include a copy of the order of such regulatory agency that requires such changes.  If F&W does not within 30 days of receipt of such notice demand arbitration of the question whether the change is consistent with the Basic Principles, F&W’s consent shall be deemed granted.  No construction or change shall take place during such 30-day period, or during the time required to complete any arbitration demanded by F&W.

U.            Notice of termination or non-renewal.  In the event that this Agreement is terminated pursuant to Section 14 or in the event that Killington elects not to renew the Agreement pursuant to Section 13, F&W may record in the land records of the Town of Plymouth, after the effective date of termination, notice that the Agreement has terminated.  Such recorded notice shall be conclusive notice of termination of this Agreement as to any third-parties.  Any summary or short-form notice of this Agreement recorded by Killington in the land records of the Town of Plymouth shall include the full text of this Section 25(U) .

V.            Lease.  The parties agree that the rights conveyed hereunder are leased, and that this instrument does not transfer a fee interest. Notwithstanding the foregoing, in the event that any taxing authority alleges that F&W is obligated to pay any land-gain, capital gain or other tax as a result of executing and delivering this instrument, or the transactions incorporated herein, Killington shall defend, hold-harmless and indemnify F&W therefrom.  Nothing herein shall be construed to require Killington to defend, hold-harmless or indemnify F&W from any tax liabilities incurred as a result of lease payments hereunder.

26.           Covenant of Quiet Enjoyment.  F&W covenants that Killington shall have quiet and peaceable possession of the Leased Premises after commencement of construction and during the Term hereof, and that F&W will not disturb Killington’s enjoyment thereof as long as Killington is not in default under this Agreement. F&W further covenants not to construct or permit, approve, cause or otherwise allow on the Leased Premises any improvements, structure or other facility that would interfere with Killington’s use of the Leased Premises under this Agreement.  It shall not be a breach by F&W of this covenant if F&W uses or allows use of the Premises that does not substantially interfere with the rights of Killington hereunder; provided, however, it shall be a breach by F&W of this covenant if F&W undertakes any action of any type of its own accord by contract to or with any third party that has, or would have, a material adverse effect on the exercise of Killington’s rights hereunder, specifically including without limiting the generality of the foregoing, any actions that impair or otherwise negatively impact the volume of water in the Reservoir or the historical water levels at the Reservoir.  F&W covenants and agrees not to undertake any such action.  Nothing herein shall be deemed to restrain F&W from notifying any local, state or federal agency of a violation or potential violation of applicable law, or to restrain F&W from taking action required by any applicable federal, state or municipal law, statute, ordinance, order, rule and/or regulation.

27.           Assignment.  Killington shall not assign its right, title and interest hereunder to any third party except with the prior written consent of F&W, which may be refused for any reason.  Notwithstanding the foregoing, Killington may assign and transfer any or all of its right, title and interest hereunder:

A.            To any entity owned, controlled or under the management of the American Skiing Company;

B.            To the purchaser of all or substantially all of the assets of

Killington, Ltd. or the American Skiing Company; or

C.            To an entity that merges or consolidates with or into Killington or the American Skiing Company, or into which Killington or the American Skiing Company is merged or consolidated.

F&W hereby consents to the collateral assignment of all Killington’s right, title and interest in and to this Agreement to any third parties extending credit to Killington or the American Skiing Company, and hereby covenants and agrees to execute and deliver such consents to assignment as may be reasonably required by any lenders to Killington or the American Skiing Company, determined based upon commercial lending practices for credits in excess of $20,000,000.  Such consents may include, without limitation, the following provisions, to which F&W hereby consents and agrees:

A.            Providing notice of any default by Killington under this Agreement in addition to notices otherwise required hereunder and providing a reasonably opportunity for the lender or lenders to cure such default;

B.            Extending the right to such lenders to act as the lessee hereunder for such period as the lender or lenders may deem appropriate prior to any assignment of its interest in and to this Agreement in connection with any foreclosure or other similar proceeding initiated against Killington or the assets;

C.            Extending to Lender the right to assign its interest under this Lease in connection with any foreclosure or similar proceeding involving the Leased Premises or Killington; and

D.            Agreeing that the lender or lenders need not assume any

responsibility for monetary defaults by Killington or pay any amounts in arrears owed by Killington in connection with their exercise of their right to take over the lessee’s interest under this Agreement and foreclose upon such interest or otherwise assign such interest in a foreclosure or similar proceeding involving the Leased Premises or Killington.

F&W hereby acknowledges and agrees that the foregoing provisions are illustrative of, and not a complete list of, terms and provisions typically found in commercially reasonable leasehold mortgages or assignments and F&W hereby agrees to cooperate with Killington and its lender or lenders to develop, execute and deliver such leasehold mortgages or assignments as may reasonably acceptable to Killington’s lender or lenders.

Notwithstanding the foregoing, F&W’s obligation to consent to any such assignments is conditioned upon the assignee or lender, in the event of a foreclosure or other exercise of the assignee’s or lender’s rights, agreeing in writing to assume and perform all obligations of Killington arising under this Agreement on or after the date upon which the assignee or Lender takes possession of the Leased Premises or exercises rights under instruments prepared in accordance with Section 16 hereof.  Nothing herein, however, shall be deemed to limit F&W’s remedies against Killington, including the right to terminate this Agreement on account of Killington’s breach.

With advance notice to Killington, F&W may pledge, mortgage, assign, grant and/or transfer any or all of its right, title and interest hereunder.

28.           Unconditional Guarantee.  In consideration of the mutual

covenants contained herein, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, American Ski Corporation (“ASC”) hereby unconditionally covenants and agrees to guarantee any and all of Killington’s obligations hereunder to defend, indemnify and/or hold F&W harmless.  Any notice given hereunder to Killington shall be deemed to be full and complete notice to ASC, and ASC hereby waives any other claim to notice.  This unconditional guarantee shall survive termination of the Agreement.

29.           Environmental Fund.   The Fund shall be established by Killington as provided in Sec. 14(C)(iii) hereof (the “Fund”) in the initial amount of $100,000.00.  The purpose of the Fund is to allow for study and remediation of adverse environmental or aesthetic impacts that may be associated with Killington’s installation or operations.  The parties intend that the Fund be used as a means to avoid conflict between the parties during the Term.  The Fund shall be established and maintained as follows:

A.            The Fund shall be managed in accordance with the terms of this Agreement by an Escrow Agent (the “Agent”) chosen by F&W, provided that the Agent is a banking corporation licensed to do business in Vermont, or an attorney licensed to do business in Vermont, or a law firm with its principal place of business in the State of Vermont.

B.            The custodian of the Fund shall be a banking corporation licensed to do business in the State of Vermont unless Killington, F&W and the Agent agree otherwise in writing.

C.            The Fund may be drawn upon in accordance with the procedure set forth in Section 29(d) below solely for the following purposes:

i.              To pay a professional fee and reasonable expenses to the Agent and/or to the custodian of the Fund.

ii.             Unless Killington objects in writing as provided in Section 29(D), to pay:

a.             A third party or parties for study of environmental or aesthetic impacts reasonably believed by F&W to have been caused by, or related to, Killington’s installations or operations under this Agreement.

b.             A third party or parties for remediation or mitigation of environmental, aesthetic or use impacts reasonably believed by F&W to have been caused by, or related to, Killington’s installations or operations under this Agreement.

D.            F&W shall provide prior written notice to Killington of any proposal to draw on the Fund for any purpose other than payment of the Agent or custodian of the Fund.  Such notice shall be sent prior to commencement of any study or project, but need be sent only once in connection with any study or project.  Nothing herein shall be construed to require multiple notices in connection with each disbursement involved in a single study or project.  Such notice shall set forth a description of the work to be undertaken, the maximum expense of such work, the anticipated schedule for the project, and the name of the proposed consultant or contractor.  The notice shall also set forth the basis for FSW’s belief that the proposed expenditure is caused by or related to Killington’s installations or operations under this Agreement.  Killington shall have 30 days after the date upon such notice is sent to serve written notice of its intent to contest this use of the Fund.

E.             Any notice of intent to contest by Killington shall be sent certified mail, return receipt requested, or delivered in hand, to the Agent and in accordance with Section 25(B).  If such notice of intent to contest is not received by the Agent within such 30 days, then Killington shall be deemed to have waived any and all claim hereunder to contest such use of the Fund.

F.             The sole reason why Killington may contest use of the Fund is that the proposed use is not for payment of:

a.             A third party or parties reasonably qualified to study environmental or aesthetic impacts that a reasonable person might believe were caused by or are related to Killington’s installations or operations under this Agreement.

b.             A third party or parties reasonably qualified to remediate or mitigate environmental, aesthetic or use impacts that a reasonable person might believe were caused by, or are related to, Killington’s installations or operations under this Agreement.

G.            Killington’s notice shall state specifically why it contends that the standards set forth in Section 29(F) have not been satisfied.

H.            In the event that the parties have not been able to resolve any dispute about whether the proposed use of the Fund satisfies the standards set forth in Section 29(F), then either party may at any time submit the question to binding arbitration pursuant to Section 25(M).

I.              In the event that the principal amount of the Fund drops below Fifty-Thousand Dollars ($50,000.00), F&W may require Killington to replenish the Fund.  Within 60 days after receipt of notice from F&W pursuant to this sub-section, Killington shall pay to the Escrow Agent the sum necessary to bring the principal of the Fund to at least One-Hundred-Thousand Dollars ($100,000.00), and Escrow Agent shall immediately deposit such payment into the Fund.  Such notice from F&W shall include a written statement from the Escrow Agent certifying the balance of the Fund on a date specified no more than 60 days before the date of such notice, and the amount of Killington’s payment shall be calculated based on that Fund balance.  Notwithstanding the foregoing, if at the time such payment is due, the Price Index has increased to 1.50 or greater, then Killington’s payment shall increase the balance of the Fund to One-Hundred-and-Fifty-Thousand Dollars ($150,000.00), and any payments thereafter pursuant to this sub-section shall be similarly calculated so that the resulting balance of the Fund is at least equal to the product of ($100,000.00) x (Price Index).

J.             Killington shall be entitled to receive a written accounting of any and all use of the Fund monthly upon application in writing to the Agent.  The Agent shall furnish such accounting within a reasonable time after such request.  F&W shall be entitled to receive accountings on the same basis, and as may otherwise be agreed between the Agent and F&W.  Any disputes arising out of the accountings shall be subject to arbitration in accordance with Section 25(M) at the request of any party, or of the Agent.

K.            The Agent and Custodian shall be entitled to reasonable professional fees.  The Agent may require proof from F&W that it has strictly complied with the notice requirements specified herein before making a disbursement pursuant to Sec. 29(C)(ii).  Written certification from an authorized representative of F&W that such notice was given on a specified date shall be conclusive proof to the Agent that notice was given on such date, and Agent shall have no duty to make any further inquiry.  In the event that Killington serves notice of intent to contest a proposed use of the Fund in accordance with the strict time provisions set forth herein, Escrow Agent shall not make any disbursements related to the matter being contested except upon written authorization from Killington or in accordance with the decision of the arbitrator.  As a condition of being named Agent, the Agent shall execute an acknowledgement of arbitration or other written instrument that binds the Agent to the arbitration provisions of this Agreement with respect to the use of the Fund.

L.             If Killington elects not to contest a proposed use of the Fund, this failure to contest shall not be construed as an admission of any kind whatsoever.  For example, without limitation, failure to contest a proposed use of the Fund shall not be construed as an admission by Killington that its installation or operation has caused a Material Adverse Impact.  The parties agree that the purpose of the Fund is to avoid conflict and to solve problems.  Therefore Killington may consent to use of the Funds for a particular purpose even though Killington does not believe that its installation or operation has in fact caused a particular Problem.

M.           Upon termination of this Agreement, the Agent shall prepare a final accounting (to cover the period since the last accounting furnished to Killington and to F&W.)  Upon approval by both parties in writing of the final accounting, or upon an arbitrator’s decision with respect to any disputes about the final accounting, the Agent shall pay the full amount of the Fund to Killington.  Notwithstanding the foregoing, if any additions have been made to the Fund from a source other than Killington or the earnings of the Fund, the final accounting shall include a proposal to equitably account for such additions by remittance or payment to Killington, F&W or a third party (or parties) in the final distribution. Such payments shall not be made until written consents have been received from F&W or Killington, or in accordance with an arbitrator’s decision.

N.            In the event that Killington believes that any and all outstanding Problems have been resolved or mitigated to F&W’s reasonable satisfaction, and that no further testing, study or monitoring is required, Killington may serve notice in writing on Escrow Agent and on F&W that it requests all funds then held in escrow to be remitted to Killington. Escrow Agent shall remit such funds within 30 days thereafter unless, within such time, F&W serves written notice on Escrow Agent and on Killington that it believes that any and all outstanding Problems have not been reasonably mitigated or resolved, or require further testing, study or monitoring.  In the event that the parties cannot thereafter resolve a dispute about whether the escrow funds should be remitted to Killington, either Killington or F&W may submit the matter to binding arbitration in accordance with the provisions of Section 25(M) hereof.  The escrow funds shall be retained by Escrow Agent unless the arbitrator finds that any and all outstanding Problems have been resolved or mitigated to F&W’s reasonable satisfaction, and further finds that no further testing, study or monitoring is reasonably required.  The arbitrator shall have no authority to order a partial release of escrow funds.

O.            For all purposes of tax reporting, any and all earnings of the Fund shall be treated as income by Killington.  F&W agrees that to the extent permissible under applicable law, all expenses of the Fund may be claimed by Killington as expenses for purposes of tax reporting.

30.           Multiple Originals.  This instrument shall be executed in four original copies.

IN WITNESS WHEREOF, the parties hereto have signed this Lease Agreement on the day and year first above written.

In the Presence of:		Killington Ltd.

/s/ [ILLEGIBLE]	By:	/s/ [ILLEGIBLE]
Witness as to Killington		Its duly authorised agent

Farm and Wilderness Foundation, Inc.

/s/ [ILLEGIBLE]	By:	/s/ Leonard Cadwallader
Witness as to Farm & Wilderness		Its Duly Authorized Agent

American Skiing Company

/s/ [ILLEGIBLE]	By:	/s/ [ILLEGIBLE]
Witness as to American Skiing		Its duly Authorized Agent

STATE OF MAINE
OXFORD COUNTY, SS

At                                    , on this         day of 1997, personally appeared, before me,                        ,and   he thereupon acknowledged the foregoing instrument as h         free act and deed, and the free act and deed of Killington, Ltd.

Notary Public

STATE OF VERMONT

WINDSOR COUNTY,   SS

At Plymouth Vermont, on this 18 day of August 1997, personally appeared, before me, Leonard Cadwallader, and  he thereupon acknowledged the foregoing instrument as his free act and deed, and the free act and deed of the Farm and Wilderness Foundation, Inc.

/s/ [ILLEGIBLE]
Notary Public

STATE OF MAINE
OXFORD COUNTY, SS

At                                                       , on this             day of 1997, personally appeared, before me,                                        , and      he thereupon acknowledged the foregoing instrument as h         free act and deed, and the free act and deed of American Skiing Company.

Notary Public

ACKNOWLEDGMENT OF ARBITRATION

The undersigned acknowledge and agree that this Agreement contains agreements to arbitrate certain disputes, as provided in Sections 11, 13, 25, 41 and 47 hereof.  After signing this document, we understand that we will not be able to bring a lawsuit concerning any dispute that may arise which is covered by the arbitration agreement in Section 40, unless it involves a question of constitutional or civil rights.  Instead, we agree to submit any such claim to an impartial arbitrator.

In the Presence of:		Killington, Ltd.

/s/ [ILLEGIBLE]	By:	/s/ [ILLEGIBLE]
Its duly authorized agent

Farm and Wilderness, Inc.

/s/ [ILLEGIBLE]	By:	/s/ Leonard Cadwallader
Its Duly Authorized Agent

American Skiing Company

/s/ [ILLEGIBLE]	By:	/s/ [ILLEGIBLE]
Its duly Authorized Agent

Schedule A

The Premises are “Woodward Reservoir,” also known as “Plymouth Reservoir,” in the Town of Plymouth, County of Windsor, State of Vermont. The Premises include any and all right, title and interest to lands below the high water level thereof, the reservoir dam, along with any and all flowage rights appurtenant thereto.

Excepted from the Premises are those premises conveyed to the State of Vermont by Warranty Deed of Plymouth Reservoir Company, Incorporated, dated December 4, 1970 and recorded December 14, 1970 in Book 33, Page 16 of the Plymouth Land Records.

The Premises are SUBJECT to an easement from Plymouth Reservoir Company, Inc. to Central Vermont Public Service Corporation dated September 11, 1967 and recorded December 20, 1967 in Book 31, Page 56 of the Plymouth Land Records.